Exhibit 99.1
For Release Thursday, August 21, 2008; 8:00 AM EDT

CYBERONICS REPORTS STRONG REVENUE GROWTH AND PROFITABILITY
IN FISCAL 2009 FIRST QUARTER
Company Achieves Revenue Growth of 16% over Q1 FY 08

HOUSTON, Texas, August 21, 2008 -- Cyberonics, Inc. (NASDAQ:CYBX) today announced results for the quarter ended July 25, 2008.

Key quarterly highlights
Results for the first quarter of fiscal 2009 compared to the first quarter of fiscal 2008 include:

•	Net sales of $33.7 million, a 16% increase from $29.1 million.
•	Gross profit margin increased to 86% from 81%.
•	Net income of $2.1 million compared with a net loss of $8.2 million.
•	Earnings per diluted share of $0.08 cents compared with a loss of $0.31 cents per share.
•	Unit sales attributable to the epilepsy indication increased in the U.S. market by 12%.

Net sales
Worldwide net sales for the first quarter of fiscal 2009 were $33.7 million compared to $29.1 million in the comparable period of fiscal 2008, representing an increase of 16%.  Net product sales in the quarter attributable to the epilepsy indication were $32.6 million, an increase of $5.8 million, or 22%, over the first quarter of fiscal 2008, while net sales attributable to the depression indication declined to $0.7 million from $2.2 million in the same period in the prior year.

U.S. net product sales attributable to the epilepsy indication increased to $25.8 million, compared with $20.9 million in the comparable period of fiscal 2008, an increase of $4.9 million, or 23%.

International net sales increased by 19% in the first quarter of fiscal 2009 to $7.1 million, up from $6.0 million reported in the first quarter of the prior fiscal year, due primarily to pricing improvements, a higher proportion of sales through direct channels and the impact of foreign currency movements.

Net sales for the quarter included $0.4 million related to the license fee of $9.5 million received during the third quarter of fiscal 2008.

Gross profit
The gross profit for the first quarter of fiscal 2009 represented 86% of net sales compared to 81% in the first quarter of fiscal 2008. This increase is primarily a result of higher production volumes and improved efficiencies.

Operating expenses
Operating expenses were reduced by $5.3 million to $26.1 million for the first quarter of fiscal 2009 from the $31.4 million recorded in the comparable period of fiscal 2008 and increased by $1.1 million from $25.0 million in the fourth quarter of the recently completed fiscal year.  Expenses for the quarter ended July 25, 2008 included $2.6 million for stock-based compensation, a reduction of $0.7 million from the comparable period of fiscal 2008.

Operating income
For the third consecutive quarter, the company reported operating income.  During the first quarter of fiscal 2009, the company’s operating income was $2.8 million compared with an operating loss of $7.9 million in the comparable period of fiscal 2008.

Net income
The company reported net income of $2.1 million, or $0.08 per diluted share, for the first quarter, compared with a net loss of $8.2 million, or $0.31 cents per share, in the first quarter of fiscal 2008.

Balance sheet and cash flow
Cash increased by $10.1 million to $101.1 million in the recently completed quarter.  This increase reflects positive operating cash flow of $6.6 million and an additional $4.1 million resulting from the exercise of stock options.

Depression indication update
The company previously announced an effort to identify a partner to assist in the execution of the clinical plan developed for the depression indication.  Discussions with potential investors remain ongoing.  Our objective is to finalize the course of action by the end of calendar 2008.

Results and objectives
“Fiscal 2009 has begun on a positive note,” commented Dan Moore, Cyberonics’ President and Chief Executive Officer.  “The company again recorded operating income, positive cash flow from operations and net income.  Our core U.S. epilepsy business showed continued growth, and our international operations posted another good result, with revenues again exceeding $7 million.  Overall, our strong operational performance in the first quarter resulted in revenues increasing by 16% over the prior year, as well as significantly higher cash balances.

“We continue to believe that both the U.S. and worldwide epilepsy markets represent significant opportunities for the company to realize consistent growth in both sales and earnings in the coming years,” Mr. Moore continued.  “Specifically, we believe that continued corporate focus on epilepsy, improved pricing, geographic expansion and an evolving replacement cycle can together enable us to increase revenues in the medium term.  For the longer term, the Cyberonics team is dedicated to development efforts to improve the efficacy of VNS Therapy™ for epilepsy, with particular attention to research efforts around seizure detection and stimulation parameters.

“Indicative of our worldwide focus, we recently received regulatory approval in China and appointed a distributor for that market.

“Our recent announcement that Jeffrey Schwarz would be stepping down from our Board, and that Joe Laptewicz has accepted a nomination to join the Board is further evidence of the continuing transition of the company,” stated Mr. Moore.  “We thank Jeffrey for his important contributions to the company’s turnaround and look forward to leveraging Joe’s significant medical device and neuromodulation expertise as we continue to grow our business.”

Mr. Moore concluded, “We are maintaining our longer term goals for our epilepsy business, which include consistent annual volume growth in the range of 10% to 20% and the achievement of an operating margin of 25% by fiscal 2011.  Further, our improved balance sheet provides us with the flexibility to achieve sustained increases in shareholder value.  The management and staff of Cyberonics remain focused on executing our strategic plan around epilepsy.”

Fiscal 2009 guidance

Cyberonics is reiterating its previously provided net sales guidance of $134 million to $138 million.  Also, as previously stated, while the company anticipates positive earnings in fiscal 2009, no specific earnings guidance is being provided at this time as the long-term status of the depression indication remains undecided and could potentially have a material impact on net income.

Additional details will be provided during the upcoming conference call and in the accompanying presentation slides, as described below.

Fiscal Year 2009 First Quarter Results Conference Call Instructions

A conference call to discuss fiscal year 2009 first quarter results will be held at 9:00 AM EDT on Thursday, August 21, 2008. To listen to the conference call live by telephone dial 877-313-8035 (if dialing from within the U.S.) or 706-679-4838 (if dialing from outside the U.S.).  The conference ID is 58333036; the leader is Dan Moore.  Presentation slides will be available on-line at www.cyberonics.com by 8:00 AM EDT on Thursday, August 21, 2008.  A replay of the conference call will be available approximately two hours after the completion of the live call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.).  The replay conference ID access code is 58333036.  The replay will be available for one week on the above number, and subsequently on the Company’s website for a period of six months.

About VNS Therapy™ and Cyberonics

Cyberonics, Inc. (NASDAQ:CYBX) is a medical technology company with core expertise in neuromodulation.  The company developed and markets the Vagus Nerve Stimulation (VNS) Therapy™ System, which is FDA-approved for the treatments of epilepsy and depression.  The VNS Therapy System uses a surgically implanted medical device that delivers electrical pulsed signals to the vagus nerve.  Cyberonics markets the VNS Therapy System in selected markets worldwide.

Additional information on Cyberonics, Inc. and VNS TherapyTM is available at www.cyberonics.com and www.vnstherapy.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the use of forward-looking terminology, including "may," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," "forecast," or other similar words.  Statements contained in this press release are based on information presently available to us and assumptions that we believe to be reasonable.  We are not assuming any duty to update this information if those facts change or if we no longer believe the assumptions to be reasonable.  Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning progress in identifying a financial partner for the depression indication, consistent growth in our net sales and earnings in the coming years, increasing our revenue through continued focus on our epilepsy indication, improved pricing, geographic expansion, and an evolving replacement cycle, improving the efficacy of VNS Therapy™ for epilepsy, initiating and participating in research efforts around seizure detection and stimulation parameters, consistent sales volume growth of 10% to 20%, achievement of an operating margin of 25% by fiscal 2011, sustained increases in shareholder value, fiscal 2009 net sales of $134 million to $138 million, and positive earnings in fiscal 2009.  Our actual results may differ materially.  Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy™ and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy™ for the treatment of other indications; satisfactory completion of post-market studies required by the U.S. Food and Drug Administration as a condition of approval for the treatment-resistant depression indication; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new indications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management's estimates of future expenses and sales; the results of the previously disclosed governmental inquiries; the potential identification of material weaknesses in our internal controls over financial reporting; risks and costs associated with such governmental inquiries and any litigation relating thereto or to our stock option grants, procedures, and practices (including the previously disclosed private litigation); uncertainties associated with stockholder litigation; and other risks detailed from time to time in our filings with the Securities and Exchange Commission (SEC).  For a detailed discussion of these and other cautionary statements, please refer to our most recent filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 25, 2008.

Contact information

Greg Browne, CFO
Cyberonics, Inc.
100 Cyberonics Blvd.
Houston, TX 77058
Main:  (281) 228-7262
Fax:  (281) 218-9332
ir@cyberonics.com

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CYBERONICS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET

	July 25, 2008	April 25, 2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$101,148,816	$91,058,692
Restricted cash	1,000,000	1,000,000
Accounts receivable, net	18,183,080	20,039,832
Inventories	12,392,718	12,829,710
Other current assets	2,415,291	2,108,185
Total Current Assets	135,139,905	127,036,419
Property and equipment, net and Other assets	8,591,711	9,194,668
Total Assets	$143,731,616	$136,231,087

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities	16,569,487	17,287,952

Long-Term Liabilities	133,792,948	134,166,440

Stockholders' Deficit	(6,630,819)	(15,223,305)
Total Liabilities and Stockholders' Deficit	$143,731,616	$136,231,087

CYBERONICS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Thirteen Weeks Ended

	July 25, 2008	July 27, 2007

Net sales	$33,731,858	$29,075,469
Cost of sales	4,816,762	5,551,767
Gross Profit	28,915,096	23,523,702
Operating Expenses:
Selling, general and administrative	21,524,767	25,125,093
Research and development	4,608,175	6,307,723

Total Operating Expenses	26,132,942	31,432,816
Income (loss) from Operations	2,782,154	(7,909,114)

Interest income	508,287	1,117,231
Interest expense	(1,161,650)	(1,397,207)
Other income (expense), net	17,234	42,566
Income (loss) before income taxes	2,146,025	(8,146,524)
Income tax expense	93,224	16,939
Net income (loss)	$2,052,801	$(8,163,463)

Basic income (loss) per share	$0.08	$(0.31)
Diluted income (loss) per share	$0.08	$(0.31)

Shares used in computing basic income (loss) per share	26,420,783	26,353,718
Shares used in computing diluted income (loss) per share	26,799,038	26,353,718